Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259416

Prospectus Supplement No. 2

(to Prospectus dated May 16, 2022)

NewLake Capital Partners, Inc.

Common Stock

This prospectus amends and supplements the prospectus dated May 16, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration Statement No. 333-259416). This prospectus supplement is being filed to update and supplement the information included in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 3, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

Our common stock is listed on the OTCQX® Best Market operated by OTC Markets Group, Inc. (the “OTCQX”) under the symbol “NLCP.” On August 2, 2022, the last sale price of our common stock, as reported on the OTCQX, was $17.10 per share.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.

The date of this Prospectus Supplement No. 2 is August 3, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2022 (July 29, 2022)

NewLake Capital Partners, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-56327	83-4400045
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization)		Identification No.)

50 Locust Avenue

First Floor

New Canaan, CT 06840
(Address of principal executive offices) (Zip Code)

(203) 594-1402
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2022, NLCP Operating Partnership LP (the “Operating Partnership”), the operating partnership of NewLake Capital Partners, Inc. (the “Company”), entered into Amendment Number One to the Loan and Security Agreement (the “First Amendment”), amending the Loan and Security Agreement, dated as of May 6, 2022 (the “Existing Loan and Security Agreement” and, as amended by the First Amendment, the “Loan and Security Agreement”), by and among the Operating Partnership and a commercial federally regulated bank, as a lender and as agent for the lenders from time to time party thereto (the “Lenders”), and the Lenders.

The First Amendment modifies the Existing Loan and Security Agreement by increasing the aggregate commitment under the Revolving Facility from $30.0 million to $90.0 million.

In connection with the First Amendment, the guarantors of the Loan and Security Agreement reaffirmed the existing Guaranty. The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2022. A description of the Existing Loan and Servicing Agreement was included under Item 1.01 of the Company's Current Report on Form 8-K filed on May 11, 2022, and a copy of the Existing Loan and Security Agreement will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference into this Item 2.01.

Item 7.01 - Regulation FD Disclosure

On August 2, 2022, the Company issued a press release announcing the expansion of the Company’s existing revolving credit facility. A copy of the press release is attached hereto as Exhibit 99.1.

Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated August 2, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:   August 3, 2022

NEWLAKE CAPITAL PARTNERS, INC.

By: /s/ Anthony Coniglio
Anthony Coniglio
President and Chief Executive Officer

Exhibit 99.1

NewLake Capital Partners Expands Revolving Credit Facility to

$90 Million

NEW CANAAN, Conn., August 2, 2022 (GLOBE NEWSWIRE) – NewLake Capital Partners, Inc. (OTCQX: NLCP) (the “Company” or “NewLake”), a leading provider of real estate capital to state-licensed cannabis operators, today announced that it has added two lenders to its existing five-year revolving credit facility (“Credit Facility”) and upsized the aggregate commitment under the facility from $30 million to $90 million. The Credit Facility matures in May 2027 and has a fixed interest rate of 5.65% for the first three years and a floating rate thereafter. The Credit Facility allows for further expansion as additional lenders are added, or the commitments of existing lenders are increased.

“We are pleased to increase our Credit Facility and appreciate the trust of our newest Bank partners,” said Anthony Coniglio, NewLake’s Chief Executive Officer. “Access to debt capital is a competitive advantage in this challenging environment and should allow us to continue our disciplined approach toward investing in high-quality cannabis real estate.”

About NewLake Capital Partners, Inc.

NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions and third-party purchases and funding for build-to-suit projects. NewLake owns a portfolio of 31 cultivation facilities and dispensaries that are leased to single tenants on a triple-net basis, and has provided two loans aggregating $35 million. For more information, please visit www.newlake.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “project,” “continue” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs and expectations. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

NewLake Investor Contact:
Valter Pinto, Managing Director
KCSA Strategic Communications
Valter@KCSA.com
PH: (212) 896-1254

NewLake Media Contact:
McKenna Miller
KCSA Strategic Communications
MMiller@kcsa.com
PH: (212) 896-1254